Exhibit 4.2

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

Overstock.com, Inc., a Delaware corporation and Patrick M. Byrne, individually and in his representative capacity under the Registration Rights Agreement dated December 15, 2016 to which they are parties, hereby amend the Registration Rights Agreement as set forth below. Capitalized terms used but not defined herein have the meanings given them in the Registration Rights Agreement.

1.    The definitions of “Effectiveness Date” and “Filing Date” in Article 1 are amended to read as follows:

“Effectiveness Date” means (1) with respect to a registration effected pursuant to Section 2.1, the 210th calendar day following the Closing Date, and (2) with respect to a registration effected pursuant to Section 2.2, the 120th calendar day following the receipt of the applicable Registration Request; provided, however, that, in either case, if the Effectiveness Date falls on a day that is not a Business Day, then the Effectiveness Date shall be extended to the next Business Day.

“Filing Date” means (1) with respect to a registration effected pursuant to Section 2.1, the 180th calendar day following the Closing Date, and (2) with respect to a registration effected pursuant to Section 2.2, the 90th calendar day following the receipt of a Registration Request; provided, however, that, in either case, if the Filing Date falls on a day that is not a Business Day, then the Filing Date shall be extended to the next Business Day.

2.    The Company’s zip code as shown in Section 6.3 is hereby amended to read as follows: “84047”.

3.    Patrick M. Byrne, as the Holder of 100% of all Registrable Securities outstanding, hereby consents to the foregoing amendments to the Registration Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Registration Rights Agreement to be duly executed effective March 10, 2017.

OVERSTOCK.COM, INC.

By:	/s/ E. GLEN NICKLE
Name:	E. Glen Nickle
Title:	Vice President, Legal and acting General Counsel

PATRICK M. BYRNE,
Individually and in his capacity as Representative of each of the Participating Affiliates

/s/ PATRICK M. BYRNE
Patrick M. Byrne